LP Building Solutions Reports First Quarter 2023 Results, Provides Capital Allocation Update, and Second Quarter 2023 Outlook
NASHVILLE, Tenn. (May 3, 2023) - Louisiana-Pacific Corporation (LP) (NYSE: LPX)), a leading manufacturer of high-performance building products, today reported its financial results for the three months ended March 31, 2023.

Key Highlights for First Quarter 2023, Compared to First Quarter 2022
•Siding Solutions net sales flat at $329 million
•Oriented Strand Board (OSB) net sales decreased by 75% to $189 million, including 63% related to lower OSB prices
•As a result, net sales from continuing operations decreased by 50% to $584 million, including 40% related to lower OSB prices
•Income from continuing operations attributed to LP decreased by $401 million to $21 million ($0.29 per diluted share)
•Adjusted EBITDA(1) was $66 million, a decrease of $532 million
•Adjusted Diluted EPS(1) was $0.34 per share, a decrease of $4.41 per share

(1) This is a non-GAAP financial measure. See “Use of Non-GAAP Information”, “Reconciliation of Net Income to Non-GAAP Adjusted EBITDA, Non-GAAP Adjusted Income, and Non-GAAP Adjusted Diluted EPS" below.
Capital Allocation Update
•Paid $114 million in capital expenditures during the first quarter
•Paid $17 million in cash dividends during the first quarter
•Declared a quarterly cash dividend of $0.24 per share
•Cash and cash equivalents of $126 million as of March 31, 2023
•Closed on the $80 million acquisition of the assets owned by Wawa OSB, Inc. on May 2, 2023

“Single-Family housing starts were down nearly 30% in the first quarter,” said Brad Southern, Chair & CEO. “Despite this challenging market, Siding sales were flat to prior year quarter, with price increases offsetting lower volume, and the OSB segment delivered positive EBITDA. LP’s strategy of growing Siding and operating OSB with flexibility and discipline continues to deliver value.”
Q2 2023 Outlook and 2023 Capital Expenditure Guidance
Our guidance is based on current plans and expectations and is subject to a number of known and unknown uncertainties and risks, including those set forth below under “Forward-Looking Statements.”
•Siding Solutions second quarter 2023 revenue is expected to decrease year-over-year by up to 5%
•OSB second quarter 2023 revenue is expected to be sequentially higher than the first quarter 2023 by approximately 20%, assuming that OSB prices published by Random Lengths remain unchanged from those published on April 28, 2023 (this is an assumption for modeling purposes and not a price forecast)
•Under these assumptions, second quarter 2023 Adjusted EBITDA(2) is expected to be greater than $80 million
•Given our current outlook, capital expenditures for 2023, excluding the $80 million paid for the Wawa acquisition, are expected to be in the range of $330 million to $370 million, including $140 million to $160 million for the mill conversions, $120 million to $130 million for sustaining maintenance, and $70 million to $80 million for other strategic growth projects
(2) This is a non-GAAP financial measure. With respect to Adjusted EBITDA for the second quarter of 2023, certain items that affect net income on a GAAP basis, such as product-line discontinuance charges, other operating credits and charges, net, loss on early debt extinguishment, investment income, and other non-operating items, that would be required to be included in the comparable forecasted GAAP measures cannot be reasonably predicted at this time, and LP is unable to quantify such amounts that would be required to be included in the comparable forecasted GAAP measures, without unreasonable effort. As such, the Company is unable to provide a reasonable estimate of GAAP net income, or a corresponding reconciliation of Adjusted EBITDA to net income.

First Quarter 2023 Highlights
Net sales for the first quarter of 2023 decreased year-over-year by $583 million (or 50%), including a decrease in OSB segment revenue of $555 million, or 75%, due to 66% lower prices and 26% lower volume and a decrease in South America segment revenue of $11 million, or 17%, predominately driven by lower OSB sales volumes and pricing. Siding segment revenue remained flat year-over-year.
Income from continuing operations attributed to LP for the first quarter of 2023 decreased year-over-year by $401 million, or 95%, to $21 million, or $0.29 per diluted share, which reflects a $532 million decrease in Adjusted EBITDA partially offset by a $123 million lower income tax provision
Segment Results
Siding
The Siding segment serves diverse end markets with a broad product offering of engineered wood siding, trim, and fascia, including LP® SmartSide® Trim & Siding, LP® SmartSide® ExpertFinish® Trim & Siding, LP BuilderSeries® Lap Siding, and LP® Outdoor Building SolutionsTM (collectively referred to as Siding Solutions).
Segment sales and Adjusted EBITDA for this segment were as follows (dollar amounts in millions):

	Three Months Ended March 31,
	2023	2022	% Change
Net sales	$331	$332	—%
Adjusted EBITDA	67	83	(18)%

	Three Months Ended March 31, 2023 versus 2022
	Average Net Selling Price	Unit Shipments
Siding Solutions	10%	(9)%
The combined effects of list price increases and customer mix shifts drove year-over-year increases in the average net selling price for the three months ended March 31, 2023. The volume decrease for the three months ended March 31, 2023 was driven by a challenging new home construction market and elevated levels of channel inventory compared to the prior period.
Adjusted EBITDA decreased year-over-year by $15 million in the first quarter of 2023 due to lower volume and $17 million of raw material, freight and labor inflation, partially offset by an increase in the average net sales price.
Oriented Strand Board (OSB)
The OSB segment manufactures and distributes OSB structural panel products, including our value-added OSB portfolio known as LP Structural Solutions (which includes LP® TechShield® Radiant Barrier, LP WeatherLogic® Air & Water Barrier, LP Legacy® Premium Sub-Flooring, LP NovaCore™ Thermal Insulated Sheathing, LP® FlameBlock® Fire-Rated Sheathing and LP® TopNotch® Sub-Flooring). OSB is manufactured using wood strands arranged in layers and bonded with resins.
Segment sales and Adjusted EBITDA for this segment were as follows (dollar amounts in millions):

	Three Months Ended March 31,
	2023	2022	% Change
Net sales	$189	$744	(75)%
Adjusted EBITDA	5	505	(99)%

	Three Months Ended March 31, 2023 versus 2022
	Average Net Selling Price	Unit Shipments
OSB - Structural Solutions	(56)%	(38)%
OSB - Commodity	(74)%	(13)%
The year-over-year net sales decrease of $555 million for the three months ended March 31, 2023 reflects a $470 million decrease in OSB prices, a $51 million decrease in sales volume from production curtailments, and a $27 million decrease related in production volume from the conversion of the Sagola mill to Siding production.

The year-over-year decrease in Adjusted EBITDA of $500 million for the three months ended March 31, 2023 reflects lower OSB prices and sales volume (as described above) and increased raw material and wage inflation of $7 million.
South America
LP's South America segment manufactures and distributes OSB structural panel and siding products in South America and certain export markets. This segment has manufacturing operations in two countries, Chile and Brazil, and operates sales offices in Chile, Brazil, Peru, Colombia, Argentina, and Paraguay.
Segment sales and Adjusted EBITDA for this segment were as follows (dollar amounts in millions):

	Three Months Ended March 31,
	2023	2022	% Change
Net sales	$55	$67	(17)%
Adjusted EBITDA	12	25	(53)%

	Three Months Ended March 31, 2023 versus 2022
	Average Net Selling Price	Unit Shipments
OSB - Structural Solutions	(6)%	(15)%
Siding	(4)%	42%
South America net sales decreased year-over-year by $13 million, or 17%, for the three months ended March 31, 2023, predominantly driven by lower OSB sales volumes and pricing.
The year-over-year decrease in Adjusted EBITDA of $13 million for the three months ended March 31, 2023 reflects lower sales volumes and pricing as well as higher raw material costs.
Conference Call
LP will hold a conference call to discuss this release today at 11 a.m. Eastern Time (8 a.m. Pacific Time). Investors will have the opportunity to listen to the conference call live by going to investor.lpcorp.com and clicking “Events and Presentations” at least 15 minutes early to register and download and install any necessary audio software. For those who cannot listen to the live broadcast, the recorded webcast and accompanying presentation will be available to the public online in the Events and Presentations section of investor.lpcorp.com.
About LP Building Solutions
As a leader in high-performance building solutions, Louisiana-Pacific Corporation (LP Building Solutions, NYSE: LPX) manufactures engineered wood building products that meet the demands of builders, remodelers, and homeowners worldwide. LP's extensive offerings include innovative and dependable building products and accessories, such as Siding Solutions (LP® SmartSide® Trim & Siding, LP® SmartSide® ExpertFinish® Trim & Siding, LP BuilderSeries® Lap Siding, and LP® Outdoor Building SolutionsTM), LP Structural Solutions (LP® TechShield® Radiant Barrier, LP WeatherLogic® Air & Water Barrier, LP Legacy® Premium Sub-Flooring, LP® FlameBlock® Fire-Rated Sheathing, LP NovaCore™ Thermal Insulated Sheathing, and LP® TopNotch®350 Durable Sub-Flooring), and oriented strand board (OSB). In addition to product solutions, LP provides industry-leading customer service and warranties. Since its founding in 1972, LP has been Building a Better World™ by helping customers construct beautiful, durable homes while our stockholders build lasting value. Headquartered in Nashville, Tennessee, LP operates 22 plants across the U.S., Canada, Chile, and Brazil. For more information, visit LPCorp.com.
Forward-Looking Statements
This news release contains statements concerning Louisiana-Pacific Corporation's (LP) future results and performance that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based upon the beliefs and assumptions of, and on information available to, our management; assumptions upon which such forward-looking statements are based are also forward-looking statements. Forward-looking statements can be identified by words such as “may,” “will,” “could,” “should,” “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” “potential,” “continue,” “likely,” or “future” or the negative or other variations thereof and include other statements regarding matters that are not historical facts. Examples of forward-looking statements include, among others, statements LP makes regarding plans for product development, forecasts of future costs and expenditures, possible outcomes of legal proceedings, capacity expansion, and other growth initiatives, and the adequacy of reserves for loss contingencies. Factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements include, but are not limited to, the following: changes in governmental fiscal and monetary policies, including tariffs and levels of employment;

changes in general and global economic conditions, including impacts from global pandemics, rising inflation, supply chain disruptions and the military conflict between Russia and Ukraine; changes in the cost and availability of capital; changes in the level of home construction and repair and remodel activity; changes in competitive conditions and prices for our products; changes in the relationship between supply of and demand for building products; changes in the financial or business conditions of third-party wholesale distributors and dealers; changes in the relationship between the supply of and demand for raw materials, including wood fiber and resins, used in manufacturing our products; changes in the cost and availability of energy, primarily natural gas, electricity, and diesel fuel; changes in the cost and availability of transportation; impact of manufacturing our products internationally; difficulties in the launch or production ramp-up of newly introduced products; impacts from public health issues (including global pandemics) on the economy, demand for our products or our operations, including the actions and recommendations of governmental authorities to contain such public health issues; unplanned interruptions to our manufacturing operations, such as explosions, fires, inclement weather, natural disasters, accidents, equipment failures, labor shortages or disruptions, transportation interruptions, supply interruptions, public health issues (including pandemics and quarantines), riots, civil insurrection or social unrest, looting, protests, strikes, and street demonstrations; changes in other significant operating expenses; changes in currency values and exchange rates between the U.S. dollar and other currencies, particularly the Canadian dollar, Brazilian real, and Chilean peso; changes in, and compliance with, general and industry-specific laws and regulations, including environmental and health and safety laws and regulations, the U.S. Foreign Corrupt Practices Act and anti-bribery laws, laws related to our international business operations, and changes in building codes and standards; changes in tax laws and interpretations thereof; changes in circumstances giving rise to environmental liabilities or expenditures; warranty costs exceeding our warranty reserves; challenges to or exploitation of our intellectual property or other proprietary information by others in the industry; the resolution of existing and future product-related litigation, environmental proceedings and remediation efforts, and other legal or environmental proceedings or matters; the effect of covenants and events of default contained in our debt instruments; the amount and timing of any repurchases of our common stock and the payment of dividends on our common stock, which will depend on market and business conditions and other considerations; cybersecurity events affecting our information technology systems or those of our third-party providers and the related costs and impact of any disruption on our business; and acts of public authorities, war, political or civil unrest, natural disasters, fire, floods, earthquakes, inclement weather, and other matters beyond our control. For additional information about factors that could cause actual results, events, and circumstances to differ materially from those described in the forward-looking statements, please refer to LP’s filings with the Securities and Exchange Commission (SEC). We urge you to consider all of the risks, uncertainties, and factors identified above or discussed in such reports carefully in evaluating the forward-looking statements in this news release. We cannot assure you that the results reflected in or implied by any forward-looking statement will be realized or even if substantially realized, that those results will have the forecasted or expected consequences and effects for or on our operations or financial performance. The forward-looking statements made today are as of the date of this news release. Except as required by law, LP undertakes no obligation to update any such forward-looking statements to reflect new information, subsequent events, or circumstances.
Use of Non-GAAP Information
In evaluating our business, we utilize non-GAAP financial measures that fall within the meaning of SEC Regulation G and Regulation S-K Item 10(e), which we believe provide users of the financial information with additional meaningful comparison to prior reported results. Non-GAAP financial measures do not have standardized definitions and are not defined by U.S. generally accepted accounting principles (U.S. GAAP). In this press release, we disclose income attributed to LP from continuing operations before interest expense, provision for income taxes, depreciation and amortization, and exclude stock-based compensation expense, loss on impairment attributed to LP, product-line discontinuance charges, other operating credits and charges, net, loss on early debt extinguishment, investment income, pension settlement charges, and other non-operating items as Adjusted EBITDA from continuing operations (Adjusted EBITDA), which is a non-GAAP financial measure. We have included Adjusted EBITDA in this report because we view it as an important supplemental measure of our performance and believe that it is frequently used by interested persons in the evaluation of companies that have different financing and capital structures and/or tax rates. We also disclose income attributed to LP from continuing operations, excluding loss on impairment attributed to LP, product-line discontinuance charges, interest expense outside of normal operations, other operating credits and charges, net, loss on early debt extinguishment, gain (loss) on acquisition, and pension settlement charges, and adjusting for a normalized tax rate as Adjusted Income (Adjusted Income). We also disclose Adjusted Diluted EPS, which is calculated as Adjusted Income divided by diluted shares outstanding. We believe that Adjusted Diluted EPS and Adjusted Income are useful measures for evaluating our ability to generate earnings and that providing these measures should allow interested persons to more readily compare the earnings for past and future periods.
Adjusted EBITDA, Adjusted Income, and Adjusted Diluted EPS are not substitutes for the U.S. GAAP measures of net income, income attributed to LP from continuing operations, and income attributed to LP from continuing operations per diluted share or for any other U.S. GAAP measures of operating performance. It should be noted that other companies may present similarly titled measures differently, and therefore, as presented by us, these measures may not be comparable to similarly titled measures reported by other companies. Adjusted EBITDA, Adjusted Income, and Adjusted Diluted EPS have material limitations as performance measures because they exclude items that are actually incurred or experienced in connection with the operation of our business.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
LOUISIANA-PACIFIC CORPORATION AND SUBSIDIARIES
(DOLLAR AMOUNTS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

	Three Months Ended March 31,
	2023	2022
Net sales	$584	$1,167
Cost of sales	(483)	(547)
Gross profit	101	620
Selling, general, and administrative expenses	(66)	(62)
Other operating credits and charges, net	(5)	(1)
Income from operations	30	556
Interest expense	(3)	(3)
Investment income	5	1
Other non-operating items	(8)	(10)
Income before income taxes	23	544
Provision for income taxes	(1)	(124)
Equity in unconsolidated affiliate	—	1
Income from continuing operations	22	421
Income from discontinued operations, net of income taxes	—	62
Net income	$22	$483
Net (income) loss attributed to noncontrolling interest	(1)	1
Net income attributed to LP	$21	$484

Net income attributed to LP per share of common stock:
Income per share continuing operations - basic	$0.29	$4.92
Income per share discontinued operations - basic	—	0.72
Net income per share - basic	$0.29	$5.64

Income per share continuing operations - diluted	$0.29	$4.89
Income per share discontinued operations - diluted	—	0.71
Net income per share - diluted	$0.29	$5.60

Average shares of common stock used to compute net income per share:
Basic	72	86
Diluted	72	86

CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED)
LOUISIANA-PACIFIC CORPORATION AND SUBSIDIARIES
(DOLLAR AMOUNTS IN MILLIONS)

	March 31, 2023	December 31, 2022
ASSETS
Cash and cash equivalents	$126	$369
Receivables	148	127
Inventories	415	337
Prepaid expenses and other current assets	23	20
Total current assets	713	854

Timber and timberlands	33	40
Property, plant, and equipment, net	1,397	1,326
Operating lease assets	42	44
Goodwill and other intangible assets	36	36
Investments in and advances to affiliates	5	6
Restricted cash	—	14
Other assets	24	24
Deferred tax asset	10	7
Total assets	$2,259	$2,350

LIABILITIES AND EQUITY
Accounts payable and accrued liabilities	$227	$317
Income tax payable	1	19
Total current liabilities	229	336

Long-term debt	347	346
Deferred income taxes	115	113
Non-current operating lease liabilities	35	41
Other long-term liabilities	56	53
Contingency reserves, excluding current portion	26	26
Total liabilities	808	916

Redeemable noncontrolling interest	1	—

Stockholders’ equity:
Common stock	88	88
Additional paid-in capital	455	462
Retained earnings	1,375	1,371
Treasury stock	(388)	(388)
Accumulated comprehensive loss	(80)	(99)
Total stockholders’ equity	1,450	1,433
Total liabilities and stockholders’ equity	$2,259	$2,350

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW (UNAUDITED)
LOUISIANA-PACIFIC CORPORATION AND SUBSIDIARIES
(DOLLAR AMOUNTS IN MILLIONS)

	Three Months Ended March 31,
	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$22	$483
Adjustments to net income:
Depreciation and amortization	28	32
Gain on sale of assets	—	(39)
Pension loss due to settlement	6	—
Deferred taxes	(2)	11
Other adjustments, net	9	5
Changes in assets and liabilities (net of acquisitions and divestitures):
Receivables	(8)	(127)
Prepaid expenses and other current assets	(2)	3
Inventories	(76)	(55)
Accounts payable and accrued liabilities	(66)	(2)
Income taxes payable, net of receivables	(30)	116
Net cash (used) provided by operating activities	(119)	425
CASH FLOWS FROM INVESTING ACTIVITIES:
Property, plant, and equipment additions	(114)	(92)
Proceeds from sales of assets	1	59
Other investing activities	—	1
Net cash used in investing activities	(113)	(33)
CASH FLOWS FROM FINANCING ACTIVITIES:
Payment of cash dividends	(17)	(19)
Purchase of stock	—	(104)
Other financing activities	(10)	(15)
Net cash used in financing activities	(27)	(137)
EFFECT OF EXCHANGE RATE ON CASH, CASH EQUIVALENTS, AND RESTRICTED CASH	3	11
Net (decrease) increase in cash, cash equivalents, and restricted cash	(257)	266
Cash, cash equivalents, and restricted cash at beginning of period	383	371
Cash, cash equivalents, and restricted cash at end of period	$126	$637

LOUISIANA-PACIFIC CORPORATION AND SUBSIDIARIES
KEY PERFORMANCE INDICATORS
The following tables set forth: (1) housing starts, (2) our North American sales volume, and (3) Overall Equipment Effectiveness (OEE). We consider these items to be key performance indicators because LP’s management uses these metrics to evaluate our business and trends, measure our performance, and make strategic decisions, and believes that the key performance indicators presented provide additional perspective and insights when analyzing the core operating performance of LP. These key performance indicators should not be considered superior to, as a substitute for or as an alternative to, and should be considered in conjunction with, the U.S. GAAP financial measures presented herein. These measures may not be comparable to similarly-titled performance indicators used by other companies.
We monitor housing starts, which is a leading external indicator of residential construction in the United States that correlates with the demand for many of our products. We believe that this is a useful measure for evaluating our results and that providing this measure should allow interested persons to more readily compare our sales volume for past and future periods to an external indicator of product demand. Other companies may present housing start data differently and therefore, as presented by us, our housing start data may not be comparable to similarly-titled indicators reported by other companies.
The following table sets forth housing starts for the three months ended March 31, 2023 and 2022:

	Three Months Ended March 31,
	2023	2022
Housing starts[1]:
Single-Family	191	267
Multi-Family	129	123
	320	390

[1]Actual U.S. Housing starts data reported by U.S. Census Bureau as published through April 18, 2023.
We monitor sales volumes for our products in our Siding, OSB and South America segments, which we define as the number of units of our products sold within the applicable period. Evaluating sales volume by product type helps us identify and address changes in product demand, broad market factors that may affect our performance, and opportunities for future growth. It should be noted that other companies may present sales volumes differently and, therefore, as presented by us, sales volumes may not be comparable to similarly-titled measures reported by other companies. We believe that sales volumes can be a useful measure for evaluating and understanding our business.
The following table sets forth sales volumes for the three months ended March 31, 2023 and 2022:

	Three Months Ended March 31, 2023				Three Months Ended March 31, 2022
Sales Volume	Siding	OSB	South America	Total	Siding	OSB	South America	Total
Siding Solutions (MMSF)	383	—	11	394	421	—	8	429
OSB - commodity (MMSF)	—	382	—	382	—	437	—	437
OSB - Structural Solutions (MMSF)	—	327	127	454	—	525	150	675
We measure OEE of each of our mills to track improvements in the utilization and productivity of our manufacturing assets. OEE is a composite metric that considers asset uptime (adjusted for capital project downtime and similar events), production rates, and finished product quality. We believe that when used in conjunction with other metrics, OEE can be a useful measure for evaluating our ability to generate profits, and that providing this measure should allow interested persons to monitor operational improvements.
OEE for the three months ended March 31, 2023 and 2022 for each of our segments is listed below:

	Three Months Ended March 31,
	2023	2022
Siding	76%	76%
OSB	76%	73%
South America	76%	74%

LOUISIANA-PACIFIC CORPORATION AND SUBSIDIARIES
SELECTED SEGMENT INFORMATION
(DOLLAR AMOUNTS IN MILLIONS)

	Three Months Ended March 31,
	2023	2022
Net sales
Siding	$331	$332
OSB	189	744
South America	55	67
Other	8	26
Intersegment sales	—	(1)
Total sales	$584	$1,167

LOUISIANA-PACIFIC CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NET INCOME TO NON-GAAP ADJUSTED EBITDA, NON-GAAP ADJUSTED INCOME, AND NON-GAAP ADJUSTED DILUTED EPS
(DOLLAR AMOUNTS IN MILLIONS EXCEPT PER SHARE AMOUNTS)

	Three Months Ended March 31,
	2023	2022
Net income	$22	$483
Add (deduct):
Net loss attributed to noncontrolling interest	(1)	1
Income from discontinued operations, net of income taxes	—	(62)
Income attributed to LP from continuing operations	21	422
Provision for income taxes	1	124
Depreciation and amortization	28	32
Stock-based compensation expense	4	6
Other operating credits and charges, net	5	1
Interest expense	3	3
Investment income	(5)	(1)
Pension settlement charges	6	—
Other non-operating items	3	10
Adjusted EBITDA	$66	$598

Siding	$67	$83
OSB	5	505
South America	12	25
Other	(9)	(6)
Corporate	(9)	(9)
Adjusted EBITDA	$66	$598

	Three Months Ended March 31,
	2023	2022
Net income attributed to LP from continuing operations per share - diluted	$0.29	$4.89

Net income	$22	$483
Add (deduct):
Net (income) loss attributed to noncontrolling interest	(1)	1
Income from discontinued operations, net of income taxes	—	(62)
Income attributed to LP from continuing operations	21	422
Other operating credits and charges, net	5	1
Pension settlement charges	6	—
Reported tax provision	1	124
Adjusted income before tax	33	547
Normalized tax provision at 25%	(8)	(137)
Adjusted Income	$25	$411
Diluted shares outstanding	72	86
Adjusted Diluted EPS	$0.34	$4.75